6

                                                 EXHIBIT 10 (a)

                      CONSULTING AGREEMENT



     AGREEMENT dated as of December 31, 2002, between STANDEX INTERNATIONAL CORPORATION, a Delaware corporation whose principal place of business is 6 Manor Parkway, Salem, New Hampshire 03079 (the "Company"), and Edward J. Trainor an employee of the Company, who resides at 19 Gordon Mountain Road, Windham, New Hampshire 03087.

     WHEREAS, Mr. Trainor and the Company entered into an Executive Employment Agreement dated as of May 1, 2000 and amended as of January 30, 2002 in connection with Mr. Trainor's services to the Company as CEO of the Company or such other senior executive, managerial and supervisory capacity, subject to the direction and control of the Board of Directors of the Company which agreement has a term expiring on December 31, 2002; and

     WHEREAS, Mr. Trainor will retire from active employment with the Company on December 31, 2002; and

     WHEREAS, the Company wishes to retain consulting services from Mr. Trainor relating to those divisions, subsidiaries and affiliate operations of the Company as the Company may reasonably direct and as shall be mutually agreeable; and

     WHEREAS, Mr. Trainor is agreeable to provide the Company with an agreement to provide consulting services to the Company and the Company in exchange for the consideration to be provided to him herein;

     NOW, THEREFORE, in consideration of these premises and of the mutual covenants contained herein, the Company and Mr.
Trainor agree as follows:

     1.   Expiration of Executive Employment Agreement; Effective Date
of This Agreement.   The parties mutually acknowledge and agree
that the Executive Employment Agreement shall expire and all obligations under said agreement shall cease effective with the close of business on December 31, 2002. Notwithstanding the expiration of the Executive Employment Agreement, any obligations relating to payment of compensation for services performed which is owing and not yet paid, and payments, compensation or other consideration due pursuant to benefit, stock option, or other compensation plans of the Company shall continue to be obligations of the Company pursuant to their respective terms and conditions. Additionally, all obligations contained in Section
3, "Non-Compete" shall survive in accordance with their terms.
The terms of this Agreement shall become effective January 1, 2003 (the "Effective Date") and shall continue through December
31, 2004.


     2. Consulting Services.   Commencing on the Effective Date
and continuing through December 31, 2004, Mr. Trainor shall serve as a Consultant to the Company on an occasional basis, as requested by the Company from time to time, and Mr. Trainor agrees to provide such consulting services. Mr. Trainor 's status during the term of this Agreement shall be that of independent contractor and not as an agent, representative or joint venture partner of the Company. Mr. Trainor shall not enter into any contract or commitment on behalf of the Company. Mr. Trainor shall provide such independent consulting services during such times as shall be mutually agreeable, it being understood that if the Company determines not to use the services of Mr. Trainor or if Mr. Trainor is physically unable to perform services, it shall nevertheless be obligated to pay Mr. Trainor pursuant to this section 2 and section 4 of this Agreement.

     3. Non-Competition Agreement.   Except as set forth in the
third paragraph of this Section 3, Mr. Trainor shall not, as long as this Agreement is in effect, engage in, or be interested in, in any active capacity, any business other than that of the Company or any affiliate, associate or subsidiary corporation of the Company if such business competes with the Company. It is the express intent of the Company and Mr. Trainor that: (i) the covenants and affirmative obligations in this Section be binding obligations to be enforced to the fullest extent permitted by law; (ii) in the event of any determination of unenforceability of the scope of any covenant or obligation, its limitation which a court of competent jurisdiction deems fair and reasonable, shall be the sole basis for relief from the full enforcement thereof; and (iii) in no event shall the covenants or obligations in this Section be deemed wholly unenforceable.

     In addition, except as set forth in the third paragraph of this Section 3, Mr. Trainor shall not for a period of two years after the termination of this Agreement with the Company (whether such termination is by reason of the expiration of this Agreement or for any other reason) compete with or directly or indirectly own, control, manage, operate, join or participate in the ownership, control, management or operation of any business which competes with any present or future business of the Company at the time of such termination; provided however that Mr. Trainor may only join the board of directors of another publicly traded company with the prior written consent of the Board of Directors of the Company which consent shall not be unreasonably withheld.

     No provision contained in this paragraph shall restrict Mr. Trainor from making investments in other ventures which are not competitive with the Company, or restrict Mr. Trainor from engaging in any other such non-competitive business or restrict Mr. Trainor from owning less than five per cent of the outstanding securities of companies which compete with any present or future business of the Company and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

     In addition to the foregoing provisions, Mr. Trainor agrees that he will not, at any time, disclose to others or use for his own benefit any trade secrets or confidential information of a technical, commercial or other nature pertaining to the Company or any of its clients, customers, consultants, licensees or affiliates, acquired by him during the period of his employment or during the period of this Agreement, except to such an extent as may be necessary in the ordinary course of performing his duties as a consultant of the Company. Upon the termination of this Agreement Mr. Trainor agrees to turn over to the company all notes, memoranda, notebooks, drawings, records, documents and reproductions thereof kept by him or in his possession, whether prepared by him or others, used in or pertaining to any of the work done by him during the course of his consulting pursuant to this Agreement, or otherwise used in or pertaining to any of the processes, apparatus, or products of the Company, it being hereby acknowledged that all said items are the sole property of the Company.

     4. Consideration for Consulting Services and Covenant Not To
Compete.   As consideration for his agreements set forth in
Sections 2 and 3 above, the Company agrees and covenants to pay Mr. Trainor an amount on an annual basis equal to one-half of the base annual compensation rate being paid to Mr. Trainor immediately prior to the expiration of employment. Commencing on January 15, 2003 and payable in equal semi-annual installments on the 15th day of each January and July. All installments shall be paid in the form of KEYSOP options in accordance with the terms of the KEYSOP maintained by the Company. No payroll withholdings (including Federal or state income taxes, FICA or unemployment taxes) shall be made from the compensation to be paid by the Company hereunder.

     5. Reimbursement of Company-Related Expenses. Mr. Trainor shall be reimbursed for all Company-related expenses incurred by him with the approval of a Company executive officer, it being understood that expenses incurred in the course of approved business travel shall be considered reimbursable.

     6. Fringe Benefits. During the term of this Agreement and so long as he continues to serve on the Board of Directors of the Company in the capacity of Chairman of the Board, no fringe benefits will be available to Mr. Trainor from the Company; provided however, that the Company will continue to provide such medical and dental coverage under the active employee group medical and dental plans in effect at the Corporate Home Office applicable for family coverage, or, in the event that such plans are terminated, insurance coverage pursuant to other existing group medical and dental plans of the Company's Corporate Home Office to be paid by Mr. Trainor at the active employee contribution rate. Medical insurance coverage shall be provided to Mr. Trainor until he reaches age 65. Upon reaching age 65, the Company will contribute an amount to Mr. Trainor as reimbursement for his payments for his Medicare supplement. Such amount shall not exceed 150% of the cost of such supplement on January 1, 2003. In addition, upon Mr. Trainor's age 65 and Medicare eligibility Mr. Trainor's spouse may continue to receive medical coverage at Mr. Trainor's full cost (102% of the then current premium) until she reaches the earlier of (i) age 65 or
(ii) ten years from the date of this Agreement. Further, Mr. Trainor's spouse may continue to receive dental coverage at 102% of the cost for 36 months following Mr. Trainor's age 65 and Medicare eligibility. Additionally, Mr. Trainor will be covered for Business Travel Accident Insurance coverage while traveling on company business during the term of the contract in the amount of $1,000,000.

        In addition to the above, during the term of this Agreement, Mr. Trainor shall continue to have the use of the Company automobile currently used by him (the "Vehicle"). At the termination of this Agreement, Mr. Trainor shall have the option to purchase the Vehicle for its then current book value as such value is reflected on the books of the Company.

     7. Payments in the Event of Death. If Mr. Trainor should die at any time prior to December 31, 2004, all payments for consulting services provided or reimbursement for expenses that have not been paid will be paid by the Company to Mr. Trainor's estate or surviving spouse. All obligations contained in Section 3 shall terminate in the event of Mr. Trainor's death.

     8. Assignment.   This Agreement is personal between Mr.
Trainor and the Company and consequently it may not be assigned, provided, however, that the Company shall have the right at any time to assign this Agreement, without consent, in connection with a sale or disposition of its assets (or any substantial part thereof) or in connection with a merger, consolidation or similar transaction involving the Company or any subsidiary.

     9. Specific Performance.   It is acknowledged by both
parties that damages will be an inadequate remedy to the Company in the event that Mr. Trainor breaches or threatens to breach his commitments under Section 3 hereof because damages will be very difficult, if not impossible, to ascertain. Therefore, it is agreed that the Company may institute and maintain an action or proceeding to compel the specific performance of the promises of Mr. Trainor contained in those sections. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedy which the Company shall have under this Agreement or otherwise.

     10.  Termination.   The Company may, by written notice,
terminate this Agreement or suspend the performance of all or any of its obligations hereunder without liability in the event that Mr. Trainor breaches his obligations under Sections 2 and/or 3 of this Agreement and the failure (if capable of being remedied) remains unremedied for a period of thirty (30) days after being called to the attention of Mr. Trainor by the Company.

     Mr. Trainor may, by written notice, terminate this Agreement or suspend the performance of all or any of his obligations hereunder without liability in the event that the Company fails to comply with any of its obligations under this Agreement and the failure (if capable of being remedied) remains unremedied for a period of thirty (30) days after being called to the attention of the Company by written notice from Mr. Trainor.

     11.  Enforceability.   If the obligations of Mr. Trainor
under this Agreement are held to be too broad to be enforceable as written, such obligations shall be construed to create only the broadest obligations that are permitted by law.

     12.  Binding Nature of Agreement.   This Agreement shall be
binding upon, and enure to the benefit of, the parties hereto and the successors and assigns of the Company and the heirs and personal representatives of Mr. Trainor.

     13.  Amendment.   No modification or amendment of this
Agreement shall be valid unless committed to writing and signed by or on behalf of both parties.

     14.  Waiver of Breach.   The waiver by either party of a
breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

     15.  Notice.   Any notice to be given pursuant to this
Agreement shall be sent by registered mail, postage prepaid, by facsimile, with a copy by regular mail or by overnight mail, to the parties at the address set both in the preamble or at such other address as either party may from time to time designate in writing. All such notices shall take effect upon delivery.

     16.  Entire Agreement.   This Agreement constitutes the
entire agreement of the parties with respect to the terms and conditions of the terms and conditions of Mr. Trainor's consulting relationship with the Company and may be amended only by a written agreement signed by both parties.

     17.  Governing Law.   This Consulting Agreement shall be
governed by, and construed in accordance with, the laws of the State of New Hampshire exclusive of its choice of law provisions.

                           STANDEX INTERNATIONAL CORPORATION

                                /s/  Thomas L. King
                           By:
                                -------------------------------
                                Thomas L. King
                                Vice Chairman of the Board
ATTEST:

/s/  Deborah A. Rosen
----------------------------



WITNESS:                        CONSULTANT

/s/  Stacey S. Constas          /s/  Edward J. Trainor
-----------------------------   ---------------------------
                                Edward J. Trainor